Exhibit 10.2

FIRST DATA CORPORATION

SEVERANCE POLICY

(Global Pay Structure Level 6 Employees)

Effective July 1, 2011
  Purpose

This severance policy is maintained by First Data Corporation and certain of its subsidiaries and affiliates (the "Company"). The purpose of this severance policy is to protect the Company against post-employment claims from former Employees and to provide temporary benefits to eligible executives whose employment is involuntarily Terminated to assist such executives with their transition to new employment. The severance policy is not intended, and shall not be construed, to create any entitlement for executives who are offered a Comparable Position of employment or to provide benefits to executives who are Terminated for a non-eligible termination reason or who fail to execute a satisfactory Agreement and Release as described in Section 8 hereof. No executives have any vested right to any benefits under this Policy prior to the date the executive satisfies all conditions of eligibility under the terms of the Plan, including Termination of employment for reasons rendering the executive eligible for benefits under the express terms of the Policy and execution of a satisfactory Agreement and Release as described in Section 8 hereof. This Policy does not create any contract of employment or right to employment for any period of time. Employment with the Company is at-will, and may be Terminated by either the Company or the executive at any time for any reason.

2. Effective Date

The effective date of this Policy is July 1, 2011 (the "Effective Date"). On the Effective Date, this Policy supersedes and replaces all severance policies previously maintained by the Company for the benefit of its executives.

  Application

This Policy applies solely to individuals who are eligible executives with the Company on their Termination Date.

4. Eligibility

Except as provided below, the following employees are eligible to receive Severance Benefits according to the terms of this Policy if the Company terminates their employment after the Effective Date of this Policy for any reason set forth in Section 5:  i) all executives whose positions are in the Global Pay Structure ("GPS") Level 6 of the Company and who are on the Company's U.S. dollar payroll; and ii) any employee listed on Schedule A whose Termination Date is on or before December 31, 2011, and provided in either case such executive timely executes an Agreement and Release as described in Section 8 hereof.  Unless otherwise expressly set forth in a written agreement between the Company and an executive, executives are not eligible to receive Severance Benefits under this policy if, on the date their employment is Terminated, they are eligible, by virtue of an acquisition agreement or otherwise, to receive severance, termination, or similar benefits under another policy, plan, program, or agreement. Executives hired by the Company, whether such employment is for a set term or otherwise, under the terms of an offer letter or agreement that excludes eligibility for or payment of severance benefits, shall not be eligible for benefits under this Policy. Generally, any employee who is determined by the Company in its sole and absolute discretion to have failed to meet performance or conduct standards at the time of a job elimination ("Non-Performing Employee") shall not be eligible for benefits under this Policy. However, the Company may decide in its sole and absolute discretion to make a Non-Performing Employee eligible for benefits under this Policy by taking into consideration: 1) length of service with the Company; 2) whether the Non-Performing Employee would have been likely to improve his/her performance; 3) personal circumstances of the Non-Performing Employee; and 4) any other criteria the Company determines to use in its sole and absolute discretion.

5. Eligible Termination Reasons
    Involuntary Termination of employment with the Company as a direct result of position elimination or reduction in force (including Terminations resulting from the sale of a business unit) provided the executive (1) is not offered a Comparable Position with either the Company or the Successor nor (2) accepts employment with either the Company or the Successor (without regard to whether such employment is in a Comparable Position).
    Any other Termination of employment the Company in its sole and absolute discretion as Policy sponsor determines should result in the payment of Severance Benefits under this Policy so long as the company determines that such payments may be made in compliance with 409A.

6. Non-Eligible Termination Reasons

A non-eligible termination reason is any reason for Termination that, in the Company's sole discretion, is not considered an eligible termination reason. Examples of reasons for Termination that the Company generally will consider as non-eligible termination reasons include, without limitation, the following:
    Voluntary resignation, including job abandonment or constructive termination.
    Termination of employment in connection with the sale or transfer of any portion of the Company's business to a Successor, if the executive is offered a Comparable Position with the Successor or if the executive accepts employment with the Successor (without regard to whether such employment is in a Comparable Position).
    Misconduct as defined for purposes of this Policy.
    Excessive absenteeism or lateness.
    Position elimination or reduction in force, including but not limited to, position elimination or reduction in force in connection with a merger, acquisition, sale, transfer, outsourcing or subcontracting of a job function, or reorganization, if in connection with such position elimination or reduction in force the executive is offered a Comparable Position (regardless of whether or not the employee accepts or declines the offer of employment).
    Failure to report to work or to return from a leave of absence beyond the approved leave period.
    Return from an unprotected leave of absence and no position is available.
    Death or retirement.
    Failure to meet performance standards or management's loss of confidence in the Executive.
    Transfer to a position of employment that is not eligible for Severance Benefits under this policy.

7. Severance Pay Schedule and Other Benefits

Except as otherwise provided on a Schedule to this Policy, benefits under this plan shall be paid as follows:

Year(s) of Service	Severance Pay
Less than 1	6 months
1	6 months
2	6 months
3	6 months
4	8 months
5	10 months
6	12 months
More than 6	12 months (maximum)

The amount of Severance Pay payable to eligible executives will be determined on the basis of their Years of Service as of the Termination Date, as provided on the table above. For the amount that is payable to such individual on a semi-monthly basis, The Company will deduct all taxes or other withholdings that are required by law to be withheld from Severance Benefits.

Eligible executives receiving Severance Pay must periodically verify to the Company that they have not obtained employment during each calendar month commencing after the initial 3 month period severance benefits are payable under this policy. If an executive obtains other employment or fails to provide the required verification at any time after this initial 3 month period ends, but before the period outlined in the eligible executive's Severance Pay schedule ends, entitlement to Severance Pay will cease as of such date unless the Company decides, in its sole discretion, that this paragraph shall not apply.

Subject to the terms of any applicable plan documents, during the severance period, medical, dental, and prescription drug benefits coverage may be continued and certain other welfare benefits may be continued as to the persons and for the periods of time determined by the Company in its absolute and sole discretion as Policy sponsor. Coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) will start upon the Executive's Termination Date. In order to receive continuation of benefits, the Executive must timely elect COBRA coverage. During the severance period, the Executive will pay the employee rate that would have been otherwise paid during regular employment. Following the severance period, the Executive will be required to pay the full COBRA rate. Executives receiving payments of Severance Pay are not eligible to continue contributions to the Company's qualified retirement plans or nonqualified deferred compensation program.

Notwithstanding any other provision in this Policy, expatriates eligible for Severance Benefits under this Policy will receive only the greater of: 1) the Severance Benefits the expatriate would be eligible to receive under this Policy; or 2) the severance, termination, or similar pay the expatriate would be entitled to receive under the local law of the country or jurisdiction where the expatriate performs his or her expatriate duties for the Company.

Payments under the Policy are intended to be exempt from, or comply with Code Section 409A ("409A") and the Policy will be interpreted to achieve this result. In no event is the Company responsible for any tax or penalty owed by an eligible executive with respect to payments under this Policy.

For the avoidance of doubt, 409A does not cover the portion of the Severance Pay: 1) actually or constructively received by the eligible executive on or before March 15th following the end of the year in which the eligible executive Terminates employment; or 2) that is paid upon an involuntary termination or pursuant to a window program (as determined under 409A and related regulations) and that is equal to the lesser of i) two times the eligible executive's annualized compensation (as determined under 409A); or ii) two times the Code Section 401(a)(17) limit for the year of the eligible executive's separation from service. All payments under this Policy must be paid by December 31st of the second calendar year following the calendar year of the eligible executive's Termination from employment.
  Requirement of Release

Payment of Severance Benefits is conditioned upon the executive timely signing an agreement and release (in a form satisfactory to the Company) which will include restrictive covenants and a comprehensive release of all claims, including but not limited to, all employment-related claims. Payment of Severance Benefits will commence no sooner than 8 days following Employee's execution of the agreement and release. In no event, will payment commence later than 31 days after separation from service if a waiver is requested from an individual or later than 55 days after separation from service if a waiver is requested in connection with an exit incentive or other employment termination program offered to a group or class of employees. If any executive violates any applicable confidentiality, non-competition and non-solicitation provisions following receipt of Severance Pay, or if the Company discovers after termination that the executive engaged in Misconduct while employed by the Company, the Company shall be entitled to immediately cease payment of any remaining severance benefits under this policy and to repayment by the executive of 90% of the total amount of Severance Pay the executive has, as of such date, received under this Policy.

If an executive's employment is Terminated for a reason covered under Section 5 but the executive dies prior to executing an agreement and release, his or her estate or representative may not execute an agreement and release and no Severance Benefits will be paid under this Policy.

9. Method of Payment

Severance Pay will be paid in installments throughout the severance period set forth in Section 7 in accordance with the Company's regular payroll schedule. For purposes of 409A each installment payment will be treated as a separate payment. If an executive dies after becoming eligible for Severance Benefits and executing an agreement and release but before full receipt of Severance Benefits, the remaining Severance Pay, bonus payable under Section 11, and amounts with respect to commissions and vacation payable under Section 12, if any, will be paid to the executive's estate in one lump sum. All payments will be net of amounts withheld with respect to taxes, offsets, or other obligations. To the extent this Policy is subject to 409A, and to the extent the Company or any entity which would be considered a service recipient under 409A has stock which is publicly traded and to the extent required under 409A, any specified employee of the Company may not receive a distribution from this Policy in the event of a separation from service for a reason other than the employee's death for six months after such separation from service. Any such distribution due during such six-month period will be accumulated and paid in one lump sum on the last day of the seventh month following such separation from service. A "specified employee" means an employee who, as of the date of the employee's separation from service, is a key employee of the Company. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with applicable regulations and disregarding section 416(i)(5)) of the Code at any time during the calendar year. For purposes of determining whether an employee is a key employee, effective January 1, 2008, compensation will be defined as compensation for purposes of determining who is a highly compensated employee under the First Data Corporation Incentive Savings Plan. If an employee is a key employee during the calendar year, the employee will be treated as a key employee for the entire 12-month period beginning on the following April 1st.

10. Offsets

Severance Benefits payable under this Policy will be offset by any other severance, termination, or similar benefits the Company provides, including but not limited to any amounts paid under any employment agreement or other individual contractual arrangement, amounts paid pursuant to federal, state, or local government workers' notification (such as payments paid pursuant to WARN during a period of time in which the executive is receiving pay in lieu of notice and is not working) or office closing requirements, or statutory severance benefits provided pursuant to the law of any country or political subdivision thereof. Severance Benefits payable under this Policy also will be offset by any amounts received by the executive during the severance period pursuant to short-term or long-term disability plans or arrangements maintained or contributed to by the Company. The Company also may, in its discretion and to the extent permitted under applicable law, offset against the executive's Severance Benefits the value of unreturned property and any outstanding loan, debt or other amount the executive owes to First Data Corporation, its subsidiaries or affiliates. The Company may recover any overpayment of Severance Benefits made to an executive or an executive's estate under this Policy or, to the extent permitted by applicable law, offset any other overpayment made to the executive against any Severance Benefits or other amount First Data Corporation, its subsidiaries or affiliates owes the executive or the executive's estate.

11. Bonus Payments

Eligible executives shall be paid a pro-rata portion of their target bonus at the Company's deemed attainment rate (as determined by the Company in its sole discretion) as of the month of the executive's Termination Date and based on the portion of the bonus plan year the executive was actively employed by the Company. Any such bonus payment will be made within 30 days of the executive signing their Agreement & Release (but no later than March 15th of the calendar year following the year of in which the Termination Date occurs).

12. Commissions and Vacation

Eligible executives will receive payment for any accrued, unused vacation and commissions earned as of the later of the last day of their notice period and the last day of their active employment duties. Payment for any accrued, unused vacation will be made within the time period required under applicable law. The applicable commission plan documents will govern payment of commissions.

13. Long-Term Incentive Plans and Stock Options

Nothing in this Policy alters the terms and conditions of the Company's Long-Term Incentive Plans or any Stock Option Agreements thereunder. Executives receiving Severance Benefits must exercise any vested stock options within the period of time specified in the applicable Stock Option Agreement. Executives should refer to the Long-Term Incentive Plans or any Stock Option Agreements for details regarding their applicable post termination exercise period.

14. Outplacement

In the Company's sole and absolute discretion, executives who are eligible for Severance Benefits under the Policy also may be eligible for outplacement services selected by the Company. Examples of outplacement services include job search strategies and resume preparation assistance. The Eligibility for, and the scope of any, outplacement services will be determined in the sole discretion of the Company. Under no circumstances will executives be eligible to receive a cash payment in lieu of outplacement services.

15. Re-employment and Other Employment

If an eligible executive obtains employment with the Company or otherwise while receiving Severance Benefits any Severance Benefits payable with respect to the termination immediately will cease and such Severance Benefits will no longer be payable under this Policy. Except as otherwise required under applicable law, he or she will no longer be eligible to participate in any First Data Corporation employee benefit plan.

  Bridge of Service

Eligible executives who are i) hired on or after July 1, 2011 and ii) re-employed by First Data Corporation or any of its subsidiaries or affiliates within two (2) years of their Termination Date will, for purposes of determining the number of months of Severance Benefits to which they may be entitled in connection with any future Termination, receive credit for the Years of Service they accumulated on or before their prior Termination Date. Executives who are re-employed by First Data Corporation or any of its subsidiaries or affiliates after the expiration of two (2) years from their Termination Date will not, for purposes of determining the number of weeks of Severance Benefits to which they may be entitled in connection with any future Termination, receive such credit.

Eligible executives who are i) hired prior to July 1, 2011 and ii) re-employed by First Data Corporation or any of its subsidiaries or affiliates within five (5) years of their Termination Date will, for purposes of determining the number of months of Severance Benefits to which they may be entitled in connection with any future Termination, receive credit for the Years of Service they accumulated on or before their prior Termination Date. Executives who are re-employed by First Data Corporation or any of its subsidiaries or affiliates after the expiration of five (5) years from their Termination Date will not, for purposes of determining the number of weeks of Severance Benefits to which they may be entitled in connection with any future Termination, receive such credit.

17. Funding

This Severance Policy is not funded, and payment of benefits hereunder is made from the general assets of the Company.

18. Administration

This policy shall be administered by the Employee Benefits Committee of First Data Corporation ("EBC") or its successor or delegate, which as the Named Fiduciary shall have the absolute discretion and exclusive right to interpret, construe and administer the policy and to make final determinations on all questions arising under the policy, including but not limited to, questions concerning eligibility for, the amount of and receipt of policy benefits. Severance Benefits under this policy shall be paid only if the EBC determines in its absolute discretion that the executive is entitled to them. All decisions of the EBC will be conclusive, final and binding upon the parties.

19. Changing or Ending the Policy

First Data Corporation reserves the right to amend or terminate this Policy at any time and for any reason, with or without retroactive effect.
  Definitions

Code is the Internal Revenue Code, as amended from time to time.

Comparable Position is an employment position with First Data Corporation, an affiliate or a subsidiary of First Data Corporation or an unrelated successor to First Data Corporation or such affiliate or subsidiary, which as a whole, provides substantially the same level of compensation and fringe benefits, as determined by the Company in its sole discretion, and is located within 35 miles of the affected executive's prior primary work location. A Comparable Position does not need to provide an identical level of compensation and fringe benefits and does not need to be identical or even similar to the executive's previous position with the Company (or result in the executive performing identical or even similar job responsibilities) but must be one for which the executive is reasonably qualified and which is consistent with the executive's experience, qualifications, and aptitudes, in the Company's reasonable determination.

Misconduct is determined by the Company in its sole discretion and includes any actions contrary to or in violation of the Company's policies, procedures, values, or Code of Conduct, including but not limited to the following:

    Theft, dishonesty or other irregularities impacting the Company, such as the falsification of any Company records and lying during an investigation.
    Damage, loss or destruction of Company, employee or customer property due to negligent or intentional acts.
    Unauthorized removal from Company premises or use of property belonging to the Company without the appropriate level of approval.
    Substance abuse on the premises or being under the influence of intoxicants that may negatively impact work performance.
    Disruptive behavior or harassment of co-workers including, but not limited to, unwillingness or inability to work in harmony with others, discourtesy or conduct inappropriate to the Company's work environment.
    Fighting, gambling, disorderly conduct or misconduct, physical or verbal aggression (including, but not limited to, using profane, obscene or abusive language; threatening, intimidating, harassing or coercing others; or carrying weapons while on Company premises or at Company sponsored functions).
    Engaging in any activity inconsistent with the Company's stated compliance with state, federal, and other laws governing the conduct of Company business.
    Conduct which reflects discredit on the individual as an executive of the Company.

Regular Base Salary is the executive's current annual rate of base cash compensation paid on each regularly scheduled payday for the executive's regular work schedule as of his or her Termination Date and is calculated to include any before-tax contributions that are deducted for Company benefit plans. Regular base salary does not include premium pay, such as shift differential and overtime, taxable or nontaxable fringe benefits or awards, vacation, performance awards, bonus, commission or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

Severance Benefits are Severance Pay and any other severance benefits payable to an eligible executive pursuant to this severance Policy.

Severance Pay is the amount of severance pay payable to an eligible executive pursuant to the Severance Pay Schedule set forth in Section 7 of this policy.

Successor is an entity that, by acquisition, merger or otherwise succeeds to or assumes responsibility for the business operations of the Company or any business unit or subdivision thereof.

Termination, whenever used in this policy with respect to employment, shall mean "separation from service" within the meaning of 409A and related regulations.

Termination Date is the date on which the executive's employment with the Company terminates for a reason set forth under Section 5.

Years of Service are, subject to Section 16 of this policy, the number of full years of uninterrupted service as a regular full-time employee from such executive's most recent date of hire up to his or her Termination Date. Partial years of service are not taken into account for purposes of this Policy. Years of Service also includes: 1) time spent on Company-approved leave of absences, provided that no more than one (1) cumulative Year of Service will be credited for such leave of absences; and 2) prior service with certain acquired companies or other affiliated companies provided the prior service is negotiated for in the applicable acquisition agreement. In the absence of such provision in the applicable acquisition agreement and subject to a determination by the EBC, Years of Service may include prior service recognized by the acquired company or other company affiliated with the acquired company immediately proceeding the effective sale date of the applicable acquisition agreement.

21. Miscellaneous

No executive vests in any entitlement or eligibility to benefits under this Policy until he or she has satisfied all requirements for eligibility specified in the Policy, his or her employment has Terminated under eligible conditions, and the EBC has determined that the executive is entitled to benefits under the Policy. No interest accrues on any Severance Benefit to which an executive may be entitled under this Policy. Executives cannot assign or pledge any Severance Benefits that they are eligible for under this Policy. Subject to state and federal law, no creditor may attach or garnish any executive's Severance Benefits

  Review Procedure

Executives eligible to receive Severance Benefits under this Policy will be notified of such eligibility as soon as administratively practicable after employment Termination. If an executive who believes he or she is eligible to receive Severance Benefits does not receive such notice or disagrees with the amount of Severance Benefits set forth in such notice, or if an executive is informed that he or she is not eligible for Severance Benefits under this Policy, the executive (or his or her legal representative) may file a written claim for benefits with the Company's senior human resources executive. The written claim must include the facts supporting the claim, the amount claimed, and the executive's name and mailing address.

If the claim is denied in part or in full, the Company's senior human resources executive will notify the executive by mail no later than 60 days (or 120 days in special circumstances) after the senior human resources executive receives the written claim. The notice of denial will state the specific reasons for the denial, the provisions of the Policy on which the denial is based, an explanation of the claims appeal procedure and, if applicable, a description of any additional information or material required by the EBC to consider the claim as well as an explanation as to why such information or material is necessary.

An executive (or his or her legal representative) may appeal the denial by filing a written appeal with the EBC. The written appeal must be received no later than 60 days after the executive or legal representative received the notice of denial. During the same 60-day period, the executive or legal representative may have reasonable access to pertinent documents and may submit written comments and supporting documents, records and other materials to the EBC. The EBC will review the appeal and notify the executive or legal representative by mail of its final decision no later than 60 days (or 120 days in special circumstances) after the EBC receives the written appeal.

OTHER INFORMATION YOU SHOULD KNOW

If you are an executive covered by this Policy, you are entitled to the following rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"):

a. Examine, without charge, at the EBC's office and at other specified locations, such as worksites, all documents governing the Policy and copies of annual reports (Form 5500 series) filed by or on behalf of the Policy with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

b. Obtain copies of all documents governing the policy and copies of annual reports (Form 5500 series) and updated summary plan descriptions. The EBC may make a reasonable charge for the copies.

In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans and policies. The people who operate your Policy, called "fiduciaries", have a duty to do so prudently and in the best interest of you and other participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the EBC and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the EBC to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of EBC. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If it should happen that Policy fiduciaries misuse the Policy's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who pays court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, because for example, your case is considered frivolous, you may have to pay all these costs and fees on your own.

If you have any questions about your benefit under this Policy, contact the Company's Human Resources Department. If you have any questions about this statement or about your rights under ERISA, of if you need assistance in obtaining documents from the Policy Administrator, contact the nearest office Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

The details on the following chart are provided to you for your information and your possible use.

Name of Policy Type of Policy Policy Year:

First Data Corporation Severance Policy Welfare 1/1 - 12/31

(Global Pay Structure Level 6 Employees)

Type of Policy Administration

Self-Administered

Policy Sponsor

First Data Corporation

6200 S. Quebec Street, Suite 340

Greenwood Village, CO 80111

Policy Administrator

First Data Corporation

Employee Benefits Committee

6200 S. Quebec Street, Suite 360

Greenwood Village, CO 80111

Agent for Service of Legal Process

First Data Corporation

General Counsel's Office

6200 S. Quebec Street, Suite 360

Greenwood Village, CO 80111

In addition, service of legal process may be made upon the Policy Administrator.

Identification Number (Policy Sponsor)

47-0731996

Identification Number (Policy)

518

THIS DESCRIPTION OF THE FIRST DATA CORPORATION SEVERANCE POLICY SERVES AS THE OFFICIAL PLAN DOCUMENT AND AS THE LEGAL SUMMARY PLAN DESCRIPTION FOR EXECUTIVE-LEVEL PARTICIPANTS ONLY.